MANAGEMENT AGREEMENT

To:	AC Funds, LLC 10 Wilsey Square, Suite 200 Ridgewood, NJ 07450

Dear Sirs:

Neiman Funds (the “Trust”) herewith confirms our agreement with you.

The Trust has been organized to engage in the business of an investment company. The Trust currently offers multiple series of shares to investors, that include, shares of the Funds identified on Schedule A (each a "Fund" and collectively, the "Funds").

You have been selected to act as the investment adviser of the Fund and to provide certain other services, as more fully set forth below, and you are willing to act as such investment adviser and to perform such services under the terms and conditions hereinafter set forth. Accordingly, the Trust agrees with you as follows effective upon the date of the execution of this Agreement.

1. ADVISORY SERVICES

You will regularly provide the Fund with such investment advice as you in your discretion deem advisable and will furnish a continuous investment program for the Fund consistent with the respective Fund’s investment objectives and policies. You will determine the securities to be purchased for the Fund, the portfolio securities to be held or sold by the Fund and the portion of each Fund’s assets to be held uninvested, subject always to each Fund’s investment objectives, policies and restrictions, as each of the same shall be from time to time in effect, and subject further to such policies and instructions as the Board of Trustees may from time to time establish.

2. ALLOCATION OF CHARGES AND EXPENSES

You will pay the compensation and expenses of any persons rendering any services to the Fund who are directors, officers, employees or stockholders of your company and will make available, without expense to the Fund, the services of such of your employees as may duly be elected trustees or officers of the Trust, subject to their individual consent to serve and to any limitations imposed by law. The compensation and expenses of any trustees, officers and employees of the Trust who are not directors, officers, employees or stockholders of your company will be paid by the Fund.

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You will pay all operating expenses of the Fund, including the compensation and expenses of any employees of the Fund and of any other persons rendering any services to the Fund; clerical and shareholder service staff salaries; office space and other office expenses; fees and expenses incurred by the Fund in connection with membership in investment company organizations; legal, auditing and accounting expenses; expenses of registering shares under federal and state securities laws, including expenses incurred by the Fund in connection with the organization and initial registration of shares of the Fund; insurance expenses; fees and expenses of the custodian, transfer agent, dividend disbursing agent, shareholder service agent, plan agent, administrator, administrative service consultant, accounting and pricing services agent and underwriter (if not otherwise compensated under the Fund’s 12b-1 plan) of the Fund; expenses, including clerical expenses, of issue, sale, redemption or repurchase of shares of the Fund; the cost of preparing and distributing reports and notices to shareholders, the cost of printing or preparing prospectuses and statements of additional information for delivery to shareholders; the cost of printing or preparing stock certificates or any other documents, statements or reports to shareholders; expenses of shareholders’ meetings and proxy solicitations; advertising, promotion and other expenses incurred directly or indirectly in connection with the sale or distribution of the Fund’s shares, excluding expenses which the Fund is authorized to pay pursuant to a plan adopted under Rule 12b-1 under Investment Company Act of 1940, as amended (the “Act”); and all other operating expenses not specifically assumed by the Fund.

The Fund will pay all brokerage fees and commissions, taxes, borrowing costs (such as (a) interest and (b) dividend expenses on securities sold short), ADR fees, fees and expenses of acquired funds, extraordinary or non-recurring expenses as may arise, including litigation to which the Fund may be a party and indemnification of the Trust’s Trustees and officers with respect thereto. The Fund will also pay expenses that it is authorized to pay pursuant to Rule 12b-1 under the Act.

You may obtain reimbursement from the respective Fund, at such time or times as you may determine in your sole discretion, for any of the expenses advanced by you, which the Fund is obligated to pay, and such reimbursement shall not be considered to be part of your compensation pursuant to this Agreement.

3. COMPENSATION OF THE ADVISER

For all of the services to be rendered and payments to be made as provided in this Agreement, as of the last business day of each month, the respective Fund will pay you a fee at the annual rate of 1.62% of the average value of its daily net assets.

The average value of the daily net assets of each Fund shall be determined pursuant to the applicable provisions of the Agreement and Declaration of Trust or a resolution of the Board of Trustees, if required. If, pursuant to such provisions, the determination of net asset value of a Fund is suspended for any particular business day, then for the

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purposes of this paragraph, the value of the net assets of that Fund as last determined shall be deemed to be the value of the net assets as of the close of the business day, or as of such other time as the value of the Fund’s net assets may lawfully be determined, on that day. If the determination of the net asset value of a Fund has been suspended for a period including such month, your compensation payable at the end of such month shall be computed on the basis of the value of the net assets of that Fund as last determined (whether during or prior to such month).

4. EXECUTION OF PURCHASE AND SALE ORDERS

In connection with purchases or sales of portfolio securities for the account of each Fund, it is understood that you will arrange for the placing of all orders for the purchase and sale of portfolio securities for the account with brokers or dealers selected by you, subject to review of this selection by the Board of Trustees from time to time. You will be responsible for the negotiation and the allocation of principal business and portfolio brokerage. In the selection of such brokers or dealers and the placing of such orders, you are directed at all times to seek for the Fund the best qualitative execution, taking into account such factors as price (including the applicable brokerage commission or dealer spread), the execution capability, financial responsibility and responsiveness of the broker or dealer and the brokerage and research services provided by the broker or dealer.

You should generally seek favorable prices and commission rates that are reasonable in relation to the benefits received. In seeking best qualitative execution, you are authorized to select brokers or dealers who also provide brokerage and research services to the respective Fund and/or the other accounts over which you exercise investment discretion. You are authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a Fund’s portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if you determine in good faith that the amount of the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker or dealer. The determination may be viewed in terms of either a particular transaction or your overall responsibilities with respect to the respective Fund and to accounts over which you exercise investment discretion. Each Fund and you understand and acknowledge that, although the information may be useful to a Fund and you, it is not possible to place a dollar value on such information. The Board of Trustees shall periodically review the commissions paid by the Fund to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the respective Fund.

Consistent with the Rules of Fair Practice of the Financial Industry Regulatory Authority, Inc. (formerly known as the National Association of Securities Dealers, Inc.), and subject to seeking best qualitative execution as described above, you may not give

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consideration to sales of shares of a Fund as a factor in the selection of brokers and dealers to execute Fund portfolio transactions.

Subject to the provisions of the Investment Company Act of 1940, as amended, and other applicable law, you, any of your affiliates or any affiliates of your affiliates may retain compensation in connection with effecting a Fund’s portfolio transactions, including transactions effected through others. If any occasion should arise in which you give any advice to clients of yours concerning the shares of a Fund, you will act solely as investment counsel for such client and not in any way on behalf of the respective Fund. Your services to the Fund pursuant to this Agreement are not to be deemed to be exclusive and it is understood that you may render investment advice, management and other services to others, including other registered investment companies.

5. RETENTION OF SUB-ADVISER

Subject to approval of the Board of Trustees pursuant to Section 15 of the Investment Company Act of 1940, as amended, you may retain one or more sub-advisers, at the your own cost and expense, for the purpose of managing the investments of the assets of a Fund. Retention of one or more sub-advisers shall in no way reduce your responsibilities or obligations under this Agreement and you shall, subject to Section 6 of this Agreement, be responsible to the Trust for all acts or omissions of any sub-adviser as if such acts were your own.

6 LIMITATION OF LIABILITY OF ADVISER

You may rely on information reasonably believed by you to be accurate and reliable. Except as may otherwise be required by the Investment Company Act of 1940, as amended, or the rules thereunder, neither you nor your directors, officers, employees, shareholders, agents, control persons or affiliates of any thereof shall be subject to any liability for, or any damages, expenses or losses incurred by the Trust in connection with, any error of judgment, mistake of law, any act or omission connected with or arising out of any services rendered under, or payments made pursuant to, this Agreement or any other matter to which this Agreement relates, except by reason of willful misfeasance, bad faith or gross negligence on the part of any such persons in the performance of your duties under this Agreement, or by reason of reckless disregard by any of such persons of your obligations and duties under this Agreement.

Any person, even though also a director, officer, employee, shareholder or agent of you, who may be or become a trustee, officer, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with your duties hereunder), to be rendering such services to or acting solely for the Trust and not as a director, officer,

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employee, shareholder or agent of you, or one under your control or direction, even though paid by you.

7. DURATION AND TERMINATION OF THIS AGREEMENT

This Agreement shall become effective as of the commencement of investment operations of the Fund, and shall remain in force for a period of two (2) years from that date, and from year to year thereafter, subject to annual approval by: (i) the Board of Trustees; or (ii) a vote of a majority of the outstanding voting securities of the respective Fund, provided that in either event continuance is also approved by a majority of the Trustees who are not interested persons of you or the Trust, by a vote cast in person at a meeting called for the purpose of voting such approval.

This Agreement may, on sixty (60) days written notice, be terminated with respect to a Fund, at any time without the payment of any penalty, by the Board of Trustees, by a vote of a majority of the outstanding voting securities of the respective Fund, or by you. This Agreement shall automatically terminate in the event of its assignment.

8. USE OF NAME

The Trust and you acknowledge that all rights to the name “Advisors Capital” or any variation thereof belong to you, and that the Trust is being granted a limited license to use such words in the respective Fund’s name or in any class name. In the event you cease to be the investment adviser to a Fund, the Trust’s right to the use of the name of the respective Fund shall automatically cease on the ninetieth day following the termination of this Agreement with respect to the Fund. The right to the name or names may also be withdrawn by you during the term of this Agreement upon ninety (90) days’ written notice by you to the Trust. Nothing contained herein shall impair or diminish in any respect, your right to use the name of the Fund in the name of, or in connection with, any other business enterprises with which you are or may become associated. There is no charge to the Trust for the right to use these names.

9. AMENDMENT OF THIS AGREEMENT

No provision of this Agreement may be changed, waived, discharged or terminated orally, and no material amendment of this Agreement shall be effective until approved by the Board of Trustees, including a majority of the Trustees who are not interested persons of you or of the Trust, cast in person at a meeting called for the purpose of voting on such approval, and (if required under interpretations of the Investment Company Act of 1940, as amended, or by the Securities and Exchange Commission or

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its staff) by vote of the holders of a majority of the outstanding voting securities of the Fund to which the amendment relates.

10. LIMITATION OF LIABILITY TO TRUST PROPERTY

The term “Neiman Funds” means and refers to the Trustees from time to time serving under the Trust’s Agreement and Declaration of Trust as the same may subsequently thereto have been, or subsequently hereto be, amended. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of Trustees, officers, employees, agents or nominees of the Trust, or any shareholders of any series of the Trust, personally, but bind only the trust property of the Trust (and only the property of the respective Fund), as provided in the Agreement and Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Funds and signed by officers of the Trust, acting as such, and neither such authorization by such Trustees and shareholders nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust (and only the property of the respective Fund or Funds) as provided in its Agreement and Declaration of Trust. A copy of the Agreement and Declaration of Trust is on file with the Secretary of State of Ohio.

11. SEVERABILITY

In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

12. QUESTIONS OF INTERPRETATION

(a) This Agreement shall be governed by the laws of the State of New York.

(b) For the purpose of this Agreement, the terms “majority of the outstanding voting securities,” “control” and “interested person” shall have their respective meanings as defined in the Investment Company Act of 1940, as amended and rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the Investment Company Act of 1940, as amended; and the term “brokerage and research services” shall have the meaning given in the Securities Exchange Act of 1934.

(c) Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company

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Act of 1940, as amended shall be resolved by reference to such term or provision of the Investment Company Act of 1940, as amended and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by the Securities and Exchange Commission or its staff. In addition, where the effect of a requirement of the Investment Company Act of 1940, as amended, reflected in any provision of this Agreement, is revised by rule, regulation, order or interpretation of the Securities and Exchange Commission or its staff, such provision shall be deemed to incorporate the effect of such rule, regulation, order or interpretation.

13. NOTICES

Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Trust is 305 Spindrift Drive, Williamsville, NY 14221, and your address for this purpose shall be 10 Wilsey Square, Suite 200, Ridgewood, NJ 07450.

14. COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15. BINDING EFFECT

Each of the undersigned expressly warrants and represents that he has the full power and authority to sign this Agreement on behalf of the party indicated, and that his signature will operate to bind the party indicated to the foregoing terms.

16. CAPTIONS

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Trust, whereupon this letter shall become a binding contract upon the date thereof.

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Yours very truly,

Neiman Funds
Dated: 11/9/2026	By: /s/ Daniel Neiman
Print Name: Daniel Neiman
Title: President, Secretary and Treasurer

ACCEPTANCE

The foregoing Agreement is hereby accepted.

AC Funds, LLC
Dated: 11/9/2026	By: /s/ Kenneth I. Deane
Print Name: Kenneth I. Deane
Title: Managing Member

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SCHEDULE A

#	Fund	Ticker	Contract Date	Effective Date Prospectus	Commencement of Investment Operations
1	Advisors Capital Total Return – Equity Fund (Formerly Advisors Capital US Dividend Fund)	ACUSX	1/7/21	2/1/21	3/19/21
2	Advisors Capital Small/Mid Cap Fund	ACSMX	1/7/21	2/1/21	3/19/21
3	Advisors Capital Tactical Fixed Income Fund	ACTIX	1/7/21	2/1/21	3/19/21
4	Advisors Capital Active All Cap Fund	ACALX	11/3/22	11/9/22	12/1/22
5	Advisors Capital Growth Fund	ACGRX	10/30/24	11/1/24	11/18/24
6	Advisors Capital International ETF Fund	ACIEX	4/9/26	5/11/26	5/11/26
7	Advisors Capital Small Cap Blend Fund	ASMBX	11/9/26	11/12/26	11/12/26
8	Advisors Capital Large/Mid Cap Value Fund	ALGMX	11/9/26	11/12/26	11/12/26
9	Advisors Capital VG Diversified Equity Fund	ACVGX	11/9/26	11/12/26	11/12/26
10	Advisors Capital AF Capital Appreciation Fund	ACCGX	11/9/26	11/12/26	11/12/26

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